UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CENTERPLATE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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201 East Broad Street
Spartanburg, SC 29306
April 18, 2005
Dear Security Holder:
      You are cordially invited to attend the 2005 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, which will take place at 9:00 a.m. E.D.T. on Wednesday, May 18, 2005 at the Jacob K. Javits Convention Center, 655 W. 34th Street, New York, NY 10001. Please enter the Javits Center on 11th Avenue and W. 39th Street and go to the down escalators.
      The formal items on the agenda are the election of our directors and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2005 ending on January 3, 2006. This Proxy Statement provides information relating to these agenda items. We do not expect any other items of business to be raised.
      Please vote your shares promptly, because your vote is important. We appreciate your interest in Centerplate.

Sincerely yours,

/s/ Lawrence E. Honig
Lawrence E. Honig
Chairman of the Board of Directors

201 East Broad Street
Spartanburg, SC 29306
April 18, 2005
NOTICE OF ANNUAL MEETING OF SECURITY HOLDERS
      Notice is hereby given that the 2005 Annual Meeting of Security Holders of Centerplate, Inc., a Delaware corporation, will take place at the Jacob K. Javits Convention Center, 655 W. 34th Street, New York, NY 10001 on Wednesday, May 18, 2005 at 9:00 a.m. E.D.T. for purposes of:

1) Electing seven directors;

2) Ratifying the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2005 ending on January 3, 2006; and

3) Acting upon such other matters as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.
      All holders of record at the close of business on Friday, April 8, 2005 are entitled to vote at the meeting.
      All security holders are invited to attend the meeting. To ensure your representation at the meeting, however, we urge you to vote your shares by mail at your earliest convenience, whether or not you expect to attend. If you do attend the meeting, you may vote in person even if you have returned a proxy. Your vote is important.

Sincerely yours,

/s/ Janet L. Steinmayer
Janet L. Steinmayer
Secretary

PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	2
PROPOSAL ONE — ELECTION OF DIRECTORS	6
Composition of our Board of Directors	6
Security Holder Communications with our Board of Directors	6
Nominees for Election to the Board of Directors for a One-Year Term Expiring in 2006	6
Directors’ Compensation	8
Board of Directors Meeting Attendance	8
Corporate Governance	8
REPORT OF THE AUDIT COMMITTEE	10
Independent Auditors Fees	10
Advance Approval Policy	11
REPORT OF THE COMPENSATION COMMITTEE	12
Compensation Philosophy	12
Components of Executive Compensation	12
Chief Executive Officer Compensation	13
EXECUTIVE COMPENSATION	15
Executive Officers	15
Summary Compensation Table	16
Employment Agreements	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
Principal Holders of Common Stock and IDSs	21
Section 16(a) Beneficial Ownership Reporting Compliance	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
Blackstone	24
GE Capital	24
Registration Rights Agreement	25
Amended and Restated Stockholders Agreement	25
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	27

GENERAL INFORMATION
      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2005 Annual Meeting of Security Holders of Centerplate, Inc., a Delaware corporation. Copies of this Proxy Statement are being mailed to holders of record beginning on or about April 18, 2005. A copy of our Annual Report on Form 10-K for the year ended December 28, 2004 accompanies this Proxy Statement.
      The 2005 Annual Meeting will take place on Wednesday, May 18, 2005 at the Jacob K. Javits Convention Center, 655 W. 34th Street, New York, NY 10001 at 9:00 a.m. E.D.T. (the “2005 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Security Holders. Please enter the Javits Center on 11th Avenue and W. 39th Street and go to the down escalators.

QUESTIONS AND ANSWERS

Q:	ON WHAT AM I VOTING?

A:	You are being asked to vote on the election of our directors, Lawrence E. Honig, Felix P. Chee, Sue Ling Gin, Alfred Poe, Peter F. Wallace, David M. Williams and Glenn R. Zander, and on the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. For more information on our nominees for election to the Board of Directors, turn to “Nominees for Election to the Board of Directors for a One-Year Term Expiring in 2006” on page 6. For information on the appointment of Deloitte & Touche LLP, turn to the Report of the Audit Committee beginning on page 10.

Q:	WHO IS ENTITLED TO VOTE?

A:	Each holder of our common stock at the close of business on April 8, 2005 is entitled to one vote for each share owned on that date. Each Income Deposit Security (“IDS”) includes one share of common stock. As of the record date, 22,524,992 shares of common stock were deemed issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote.

Q:	HOW DO I VOTE?

A:	You can vote in either of these two ways:

•	You can vote by mail by signing and dating your proxy card and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted per your instructions. If you return a signed proxy card but do not provide voting instructions, your shares will be voted for the named nominee for election as director.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the 2005 Annual Meeting or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

In addition, even if you mail in a proxy card and decide to attend the 2005 Annual Meeting, you may keep your proxy vote or vote in person.

REGARDLESS OF HOW YOU CHOOSE TO VOTE, YOUR VOTE IS IMPORTANT, AND WE ENCOURAGE YOU TO VOTE PROMPTLY.

Q:	WILL ANY OTHER MATTERS BE VOTED UPON?

A:	We do not expect any other matters to be considered at the 2005 Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a security holder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Centerplate.

Q:	HOW MANY VOTES ARE NEEDED SO THAT THE MEETING CAN TAKE PLACE?

A:	The presence in person or by proxy at the 2005 Annual Meeting of the holders of one-third of the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS?

A:	Directors are elected by a plurality of the votes, which means the seven nominees who receive the largest number of votes will be elected. There is no cumulative voting.

The affirmative vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote will be required to ratify the appointment of the independent auditors.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, our Transfer Agent, will count the votes. A representative from The Bank of New York will act as inspector of elections.

Q:	HOW ARE VOTES COUNTED?

A:	To determine if we have a quorum, we will count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card for each account in which you own shares of our common stock either:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own shares of our common stock. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-524-4458 or by contacting The Bank of New York on the internet at www.stockbny.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the 2005 Annual Meeting. You can do this by:

•	Signing another proxy with a later date; or

•	Voting again at the meeting.

Q:	WHEN ARE PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

A:	All security holders who wish to bring business before, or to nominate candidates for election as directors at, the annual meeting to take place in 2006 (the “2006 Annual Meeting”) must provide notice to our Secretary by certified mail, return receipt requested, to Secretary, Centerplate, Inc., 201 East Broad Street, P.O. Box 10099, Spartanburg, SC 29306 no later than February 17, 2006 and no earlier than January 18, 2006. However, if the 2006 Annual Meeting does not occur between April 28, 2006 and July 27, 2006, the notice must be received not earlier than 120 days before the 2006 Annual Meeting and not later than the close of business on the later of 90 days before the 2006 Annual Meeting or 10 days following the day on which public announcement of the 2006 Annual Meeting is first made. The notice must set forth the security holder’s name and address as they appear on our books and the class and number of shares of common stock beneficially owned by such security holder. Additionally, the notice must set forth, as to each person whom the security holder proposes to nominate for election as a director, all information relating to such person required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named as a nominee and to serving as a director if elected).

You may contact the Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making security holder proposals and nominating director candidates.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will pay the expenses of soliciting proxies for the 2005 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of shares of our common stock. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Centerplate, without additional compensation, and by employees of The Bank of New York, our vote tabulator.

Q:	HOW CAN I GET A COPY OF CENTERPLATE’S ANNUAL REPORT?

A:	If you were a holder of record on April 8, 2005, you should have received a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2004 either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report on Form 10-K, please write to the Secretary at the address below or call Centerplate at (864) 598-8600, and a copy will be sent to you. Requests for copies of the Annual Report on Form 10-K should be sent to: Secretary, Centerplate, Inc., 201 East Broad Street, P.O. Box 10099, Spartanburg, SC 29306.

PROPOSAL ONE — ELECTION OF DIRECTORS
Composition of our Board of Directors
      Our Board of Directors currently consists of seven members. At each annual meeting, each of our directors will be elected for a term expiring at the annual meeting occurring in the next year. Each director will hold office until his or her successor has been elected or qualified or, if earlier, until the director’s resignation or removal.
      The following seven individuals are currently serving as directors:

Name	Age	Position

Lawrence E. Honig	57	Chairman of the Board of Directors and Chief Executive Officer
Felix P. Chee	58	Director
Sue Ling Gin	63	Director
Alfred Poe	56	Director
Peter F. Wallace	30	Director
David M. Williams	63	Director
Glenn R. Zander	58	Director
Security Holder Communications with our Board of Directors
      The Board of Directors has implemented a process by which security holders may communicate with the Board of Directors. Security holders may communicate with any of our directors by writing to them c/o Secretary and/or Vice President — Audit at Centerplate, Inc., 201 East Broad Street, P.O. Box 10099, Spartanburg, SC 29306.
Nominees for Election to the Board of Directors for a One-Year Term Expiring in 2006
      The following individuals have been nominated by the Board of Directors as recommended by the Corporate Governance Committee.
      Lawrence E. Honig (Spartanburg, South Carolina) has served as our Chief Executive Officer and director since April 2002 and was elected Chairman of our Board of Directors in December 2003. From February 2000 until April 2001, Mr. Honig served as Managing Director of eHatchery LLC, an early-stage facilitator for internet-based start-up companies. From January 1998 to July 1999, Mr. Honig was Chairman, President and Chief Executive Officer of Edison Brothers Stores, Inc., a specialty retailer, also serving as a director from September 1997 to March 1999. He previously served as President and Chief Executive Officer of Federated Systems Group, a division of Federated Department Stores, from 1994 to 1998. From 1982 to 1992, Mr. Honig was Executive Vice President and then Vice Chairman and a member of the board of The May Department Stores Company. Previously, he was a principal of McKinsey & Company, Inc., the international management consulting firm.
      Felix P. Chee (Oakville, Ontario) is the President and Chief Executive Officer of the University of Toronto Asset Management Corporation. He was from October 2001 to December 2003 Vice President of Business Affairs and Chief Financial Officer at the University of Toronto. From 1986 to 2001, Mr. Chee held positions of Executive Vice President and Chief Investment Analyst at Manulife Financial; Senior Vice President, Corporate Finance at Ontario Hydro Corporation; and Senior Investment Officer of the International Finance Corporation of the World Bank Group. Mr. Chee has acted as director for the Manulife Bank of Canada and as a member of the Board of Governors for York University. Mr. Chee currently is a director of the University of Toronto Innovation Foundation, the Discovery District for Medical and Related Sciences and the University of Toronto Asset Management Corporation. Mr. Chee was appointed as one of our directors effective upon the closing of our initial public offering (“IPO”) on December 10, 2003.

      Sue Ling Gin (Chicago, Illinois) is the founder of Flying Food Fare, Inc., an in-flight catering company serving 80 international airlines, and has served as its Chairman and Chief Executive Officer since 1983. She is the owner and founder of New Management, Ltd., a real estate sales, leasing, management and development firm, and has served as its President since 1977. She is a director of Exelon Corporation, Unicom Corporation, Briazz, Inc., Rush Presbyterian St. Luke’s Medical Center in Chicago and the Chicago Network. Ms. Gin is a General Partner of Haymarket Square Associates, a real estate partnership. Ms. Gin also serves as Vice Chairman of the Field Museum in Chicago, President and director of the William G. McGowan Charitable Fund, Inc., President and director of the Sue Ling Gin Charitable Fund, Inc. and as a trustee for DePaul University and the Chicago Community Trust. Ms. Gin was elected as one of our directors at our special meeting of security holders held on October 13, 2004.
      Alfred Poe (Chester, NJ) is the lead investor of AJA Restaurant Group, which owns and operates eighteen Church’s Chicken restaurants in Florida and sixteen Taco Bells in Ohio, and has served as its Chairman and Chief Executive Officer since 1999. Mr. Poe was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002 and served as Chairman of MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. He purchased MenuDirect in 2001 and is currently its President and Chief Executive Officer. From 1991 through 1996, Mr. Poe was a Corporate Vice President of Campbell’s Soup Company and from 1993 through 1996 he was the President of Campbell’s meal enhancement group. Prior to his work at Campbell, Mr. Poe held marketing positions at Mars, Inc. and served as Group Project Manager for General Foods Corporation. Mr. Poe is currently a director of B&G Foods, Inc. Mr. Poe was elected as one of our directors at our special meeting of security holders held on October 13, 2004.
      Peter F. Wallace (London, England) is a principal at The Blackstone Group, L.P., a private equity firm, which he joined in July 1997. Mr. Wallace has served as one of our directors since October 1999. Mr. Wallace is a director of New Skies Satellites B.V.
      David M. Williams (Toronto, Ontario) served as the President and Chief Executive Officer of the Ontario Workplace Safety & Insurance Board from 1998 until June 2003. Prior to that he held the position of Executive Vice President at George Weston Limited and has held numerous positions with Loblaw Companies Ltd., including Executive Vice President, Chief Financial Officer and President of National Grocers Ltd. Mr. Williams is a director of CFM Majestic Corporation, Morrison Lamothe Inc., the Toronto Hydro Corporation, Shoppers Drug Mart Corp., and a trustee for the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT) and Associated Brands Income Fund. He is a former member of the Board of Governors for the Electronic Commerce Council of Canada. Mr. Williams is a certified general accountant. Mr. Williams was appointed as one of our directors effective upon the closing of our IPO on December 10, 2003 and, due to the expiration of his then effective director classification, was re-elected as one of our directors at our 2004 annual meeting of security holders.
      Glenn R. Zander (Kennesaw, Georgia) served as President and Chief Executive Officer of Aloha Airgroup, Inc., an airline services company providing inter-island passenger and freight transportation through its subsidiaries, Aloha Airlines and Aloha Island Air, from May 1994 until October 4, 2004. Aloha Airgroup, Inc. filed for bankruptcy protection on December 30, 2004. From 1980 to 1994, he held various positions with Trans World Airlines, Inc., including Vice Chairman, co-Chief Executive Officer, Senior Vice President, Chief Financial Officer, Vice President, Controller and Vice President Finance — International. Mr. Zander is Vice Chairman of the Board of Directors of Aloha Airlines. Mr. Zander was elected as one of our directors at our special meeting of security holders held on October 13, 2004.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

Directors’ Compensation
      Under the current compensation program for directors who are not employed by Centerplate, excluding Mr. Wallace, our directors are entitled to receive:

•	$30,000 per year;

•	An additional $1,000 for attending board meetings in person ($500 if by telephone);

•	An additional $500 for attending committee meetings of the Board of Directors in person ($250 if by telephone); and

•	If serving as a committee chair, an additional $500 for attending a committee meeting in person ($250 if by telephone).
Board of Directors Meeting Attendance
      Our Board of Directors held 7 meetings during our fiscal year ended December 28, 2004. Each of the incumbent directors attended at least 75 percent of the meetings of the Board of Directors and meetings of the committees of the Board on which he or she served during fiscal 2004 (during the periods served).
      Mr. Honig attended our 2004 Annual Meeting. Following our 2004 Annual Meeting, we adopted a policy under which we expect our directors to attend each annual meeting of security holders.
Corporate Governance
      We are committed to ethical business conduct and sound and effective corporate governance practices. In support of this commitment, we are governed by a Guide to Business Conduct (the “Guide”), which is available for your review on our Web site at www.centerplate.com. Our Corporate Compliance Committee is responsible for overseeing compliance with the principles set forth in the Guide. These principles, applicable to all directors, officers and employees of Centerplate, are intended to promote: honest and ethical conduct; full, fair, accurate and timely disclosure in reports filed with the Securities and Exchange Commission and in other public communications; and compliance with applicable laws.
      The Board of Directors has created the following standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee.
      The Board of Directors has determined that each of its current directors, except for the Chief Executive Officer and Peter F. Wallace, and all members of the Audit, Compensation and Corporate Governance Committees, are “independent,” as currently defined by the Securities and Exchange Commission and by the listing standards of the American Stock Exchange.
      Audit Committee. The current members of the Audit Committee are Messrs. Chee (Chair), Williams and Zander. The Audit Committee held 8 meetings during fiscal 2004. All of the members of the Audit Committee have been determined by the Board of Directors to be “independent,” as defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. The Board of Directors has determined that each of the three members of the Audit Committee are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission.
      The Audit Committee oversees the performance of our internal audit function and our compliance with legal, ethical and regulatory matters; monitors our financial reporting process and internal control system; and appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement, and oversees their work.
      The Audit Committee operates under a written charter adopted by the Board of Directors. The charter was attached to our proxy statement in connection with our 2004 Annual Meeting, and a link to the proxy statement is included on our website. The Report of the Audit Committee begins on page 10.
      Compensation Committee. The current members of the Compensation Committee are Messrs. Poe, Williams (Chair) and Zander. The Compensation Committee held 6 meetings during fiscal 2004. The

Compensation Committee oversees the development and implementation of Centerplate’s compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; reviews and approves the compensation of our Chief Executive Officer and the other executive officers of Centerplate and its subsidiaries; and provides oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. The Compensation Committee operates under a written charter adopted by the Board of Directors. The charter was attached to our proxy statement in connection with our 2004 Annual Meeting, and a link to that proxy statement is included on our website. The Report of the Compensation Committee begins on page 12.
      Corporate Governance Committee. The current members of the Corporate Governance Committee are Ms. Gin (Chair) and Mr. Poe. The Corporate Governance Committee held 5 meetings during fiscal 2004. The Corporate Governance Committee establishes criteria for Board and committee membership; recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors; makes recommendations regarding proposals submitted by our security holders; and makes recommendations to our Board of Directors regarding corporate governance matters and practices. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The charter was attached to our proxy statement in connection with our 2004 Annual Meeting, and a link to the proxy statement is included on our website.
      Consideration of Candidates Submitted by Security Holders. The Corporate Governance Committee will review and consider candidates for nomination as a director submitted by security holders on the same basis as other candidates in accordance with the procedures set forth in Centerplate’s bylaws, as summarized in the “Questions and Answers” section of this Proxy Statement.
      Identifying and Evaluating Nominees. In identifying director candidates, other than those who may be proposed by security holders, the Corporate Governance Committee will solicit ideas for possible candidates from a number of sources, including members of the Board of Directors, Company executives and individuals personally known to members of the Board. In addition, the Corporate Governance Committee is authorized to use its authority under its charter to retain an outside search firm to identify qualified candidates. When considering nominations for membership on our Board of Directors, the Corporate Governance Committee seeks to identify candidates who have the highest personal and professional ethical standards and who are committed to furthering the long-term interests of security holders and Centerplate. Qualified candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We believe that our Board of Directors should represent diverse experience at policy-making levels in business, government, education and community and charitable organizations, and that some of the Board members should have experience in areas relevant to Centerplate’s business. The Corporate Governance Committee also has a commitment to diversity and will seek diversity in gender, ethnicity and personal background when it considers candidates for Board membership.

REPORT OF THE AUDIT COMMITTEE
      The following report, except for matters set forth under “Independent Auditors Fees” and “Advance Approval Policy,” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing of Centerplate under the Securities Act of 1933 or the Securities Exchange Act of 1934.
      Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on the financial statements. The Audit Committee monitors and oversees these processes.
      The Audit Committee has reviewed and discussed Centerplate’s audited financial statements for the fiscal year ended December 28, 2004 with management, with the internal auditor and with Deloitte & Touche LLP, our independent auditors for the fiscal year ended December 30, 2003. In addition, the Audit Committee has held discussions with Deloitte & Touche LLP covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.
      The Audit Committee has received the letter from Deloitte & Touche LLP as required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has conducted discussions with Deloitte & Touche LLP regarding that firm’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.
      Based on the Audit Committee’s reviews and discussions with management and the independent auditors as discussed above, the Committee recommended that the Board of Directors include Centerplate’s audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2004 for filing with the Securities and Exchange Commission.
Independent Auditors Fees
      Deloitte & Touche LLP charged Centerplate the following fees for services performed with respect to the 2004 and 2003 fiscal years:

	2004	2003

Audit Fees:(1)	$1,450,500	$1,758,494
Audit-Related Fees(2):	—	32,609
Tax Fees:	—	—
All other fees:	—	—

TOTAL	$1,450,500	$1,791,103

(1)	Audit fees for fiscal 2003 include fees in connection with our IPO and for fiscal 2004 include fees associated with our contemplated secondary registration statement to be filed in fiscal 2005.

(2)	Audit-related fees consisted of fees in connection with internal controls readiness project under the Sarbanes-Oxley Act of 2002.

Advance Approval Policy
      In accordance with the procedures set forth in its charter, a copy of which was attached as Appendix A to the Proxy Statement for our 2004 Annual Meeting of Security Holders, the Audit Committee approves in advance all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for Centerplate by its independent auditors. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the independent auditors with respect to such services or by establishing detailed advance-approval policies and procedures to govern such engagement. Because Centerplate’s current Audit Committee was not established prior to the closing of our IPO in December 2003, the fees and services described above for 2003 were not subject to advance approval.

AUDIT COMMITTEE

Felix P. Chee, Chair
David M. Williams
Glenn R. Zander

REPORT OF THE COMPENSATION COMMITTEE
      The following shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing of Centerplate under the Securities Act of 1933 or the Securities Exchange Act of 1934.
      The Compensation Committee is composed of three directors, all of whom have been determined by the Board of Directors to be “independent” as defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter was included as Appendix B to the Proxy Statement for our 2004 Annual Meeting of Security Holders.
      The duties of the Compensation Committee include approval of salary and other compensation arrangements for our executive officers. No member of the Compensation Committee is a current or former officer or employee of Centerplate.
Compensation Philosophy
      Centerplate’s compensation policies are designed to reflect and reinforce our strategic and operational goals. Our philosophy is for the total compensation and incentive package of the members of our executive team to:

•	Provide compensation opportunities that will attract, retain and motivate superior executive officers and employees;

•	Promote the achievement of Centerplate’s performance objectives;

•	Ensure that the interests of our executives are aligned with the interests of our security holders;

•	Position compensation to reflect the individual’s performance as well as the level of responsibility, skill and strategic value of the employee; and

•	Recognize the evolving organizational structure of Centerplate and directly motivate executives to accomplish results within their spheres of influence while also contributing to a company-wide team spirit.
Components of Executive Compensation
      The components of Centerplate’s executive compensation program are:

•	Base salary;

•	Annual bonus;

•	Long-term incentive compensation; and

•	Other benefits.
      Because of the IDS structure, equity-based awards are not available to executives following the IPO.
      Base Salary. The base salaries for executives are set in part based on their respective positions, levels of responsibility, knowledge and experience. Centerplate’s financial performance, the executives’ individual contributions to the business and market conditions are also taken into account. The Compensation Committee uses compensation surveys and industry data to help it determine appropriate levels of base salary. Historically, base salary levels for executive officers and other senior management have been lower than the corresponding levels at Centerplate’s principal competitors, reflecting Centerplate’s smaller size and more limited industry focus, as well as the constraints of its capital structure. From time to time, Centerplate may need to increase salary levels on a selective basis to take into account competitive conditions in its industry or in the market as a whole.

      Annual Bonus. Centerplate maintains an annual bonus plan designed to award incentive payments if Centerplate attains specified levels of earnings before interest, taxes, depreciation and amortization, or EBITDA, determined on an annual basis and as specified by the Compensation Committee. Bonus amounts are paid as a percentage of base salary based on achievement of performance goals which vary based on an executive’s responsibilities within Centerplate. The Board of Directors may amend or cancel the annual bonus plan at any time for any reason.
      Long-Term Incentive Compensation. In connection with its IPO, Centerplate adopted a Long-Term Incentive Plan (the “LTIP”) designed to strengthen the mutuality of interests between executives and security holders. Following the IPO, the Compensation Committee and the Board of Directors determined that the LTIP did not provide sufficient incentive for management to focus on long-term performance. The Compensation Committee and the Board recognized that the total compensation payable to its senior-most executives would be substantially below industry averages in the absence of effective long-term incentives. The Compensation Committee and the Board of Directors also recognized that Centerplate needs an appropriate incentive plan for its senior-most executives who will have the greatest impact on the success and growth of Centerplate and its ability to continue to meet the demands for cash distributions on its securities. For these reasons, the Board of Directors, following the Compensation Committee’s recommendation, adopted a Long-Term Performance Plan, which was approved by security holders at the special meeting of security holders held on October 13, 2004. No awards were vested, accrued or granted under the LTIP prior to its termination.
      In November 2004, the Compensation Committee designated Mr. Honig, Ms. Steinmayer and Mr. Frick as participants in the 2004 and 2005 Class Awards program under the Long-Term Performance Plan. For the 2004 and 2005 Class Awards, target awards are based on the extent to which management achieves an increase of approximately $5 million and $8 million in Adjusted EBITDA over pro forma targets for fiscal 2006 and 2007, respectively. Awards under the Long-Term Performance Plan are designed to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the plan to our executive officers and other members of senior management whose compensation would otherwise be subject to the limitations on deductibility under Section 162(m).
      Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits can serve to supplement retirement income from non-Centerplate sources or help protect against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to Centerplate’s employees. The Volume Services America Retirement and Savings 401(k) Plan (the “401(k) Plan”) and the Centerplate Deferred Compensation Plan (the “Deferred Compensation Plan”) are components of Centerplate’s benefits package for executives. Centerplate makes matching contributions to the 401(k) Plan equal to 25% of an employee’s salary deferrals, up to six percent of compensation, and is permitted to make additional contributions of up to 50% of an employee’s contributions, up to six percent of compensation. In addition, Centerplate is permitted to make matching contributions to the Deferred Compensation Plan on behalf of employees who elect to defer a portion of their base salary. In 2004, no deferrals by executive officers were made under the Deferred Compensation Plan.
Chief Executive Officer Compensation
      The Board of Directors approves the compensation of the Chief Executive Officer, as recommended to it by the Compensation Committee. The Compensation Committee decides upon the compensation of all other Company executive officers, as well as other senior employees, based upon recommendations by the Chief Executive Officer. The Board ratifies decisions of the Compensation Committee.
      The compensation of our current Chief Executive Officer is governed by the terms of an amended and restated employment agreement we entered into with Mr. Honig on July 23, 2004. The original term of Mr. Honig’s agreement extended until April 14, 2004 and is subject to automatic one-year extensions, unless earlier terminated. Under the amended and restated employment agreement, Mr. Honig’s base salary was $450,000, subject to increases at the discretion of the Board of Directors. In March 2005, based upon a review performed by outside employment benefit consultants and the fact that Mr. Honig’s salary had not been adjusted since he joined the company in April 2002, the Board of Directors approved an increase of Mr. Honig’s base salary to $700,000. Mr. Honig is also eligible to earn a bonus pursuant to our annual bonus plan, targeted to be at least 50 percent of Mr. Honig’s base salary, and he is eligible to participate in the awards program under the Long-Term Performance Plan under the same terms as other executive officers. For the 2004 fiscal year, Mr. Honig was awarded a bonus of $221,200 and was made a participant in the Long-Term Performance Plan awards program. Centerplate’s financial performance is a principal factor in setting Mr. Honig’s salary and bonus, but other factors, such as market conditions and individual contribution to the business, are also taken into account. The ultimate payout under the Long-Term Performance Plan is directly tied to financial performance.

COMPENSATION COMMITTEE

David M. Williams, Chair
Alfred Poe
Glenn R. Zander

EXECUTIVE COMPENSATION
Executive Officers

Name	Age	Position

Lawrence E. Honig	57	Chairman of the Board of Directors and Chief Executive Officer
Janet L. Steinmayer	49	President, General Counsel and Secretary
Kenneth R. Frick	49	Executive Vice President, Chief Financial Officer and Treasurer
      Lawrence E. Honig (Spartanburg, South Carolina) has served as our Chief Executive Officer and director since April 2002 and was elected Chairman of our Board of Directors in December 2003. From February 2000 until April 2001, Mr. Honig served as managing director of eHatchery LLC, an early-stage facilitator for internet-based start-up companies. From January 1998 to July 1999, Mr. Honig was Chairman, President and Chief Executive Officer of Edison Brothers Stores, Inc., a specialty retailer, also serving as a director from September 1997 to March 1999. He previously served as President and Chief Executive Officer of Federated Systems Group, a division of Federated Department Stores, from 1994 to 1998. From 1982 to 1992, Mr. Honig was Executive Vice President and then Vice Chairman and a member of the board of The May Department Stores Company. Previously, he was a principal of McKinsey & Company, Inc., the international management consulting firm.
      Janet L. Steinmayer (Old Greenwich, Connecticut) is our President, General Counsel and Secretary. Ms. Steinmayer has been our General Counsel and Secretary since August 1998. She served as our Vice President from August 1998 to December 2000, when she became Executive Vice President, was appointed Senior Executive Vice President in January 2004 and President in February 2005. Ms. Steinmayer has been General Counsel and an executive officer of Service America Corporation, one of our wholly owned subsidiaries, since November 1993. From 1992 to 1993, she was Senior Vice President-external affairs and General Counsel of Trans World Airlines, Inc., or TWA. From April 1990 to 1991, she served as Vice President-law, deputy General Counsel and corporate Secretary at TWA. Ms. Steinmayer was a partner of the Connecticut law firm of Levett, Rockwood & Sanders, P.C. from 1988 to 1990. Ms. Steinmayer is a trustee of Bryn Mawr College and serves as a member of the Board of Directors of the Bridgeport Regional Business Council and the Eagle Hill-Southport School.
      Kenneth R. Frick (Campobello, South Carolina) is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Frick has served as our Chief Financial Officer since August 1998 and as Chief Financial Officer of Volume Services, Inc. (“Volume Services”), one of our wholly owned subsidiaries, since December 1995. He served as our Vice President from August 1998 until December 2000, when he became our Executive Vice President. Mr. Frick has worked with Volume Services and its predecessors since 1982. Prior to becoming Chief Financial Officer of Volume Services in 1995, Mr. Frick was the Controller for Volume Services for two years, and for seven years was Assistant Controller and Southeast Regional Controller of Volume Services. Mr. Frick is a certified public accountant.

Summary Compensation Table
      The following table sets forth the total compensation for the fiscal years ended December 28, 2004, December 30, 2003 and December 31, 2002 for (i) our Chief Executive Officer, and (ii) our two other executive officers.
Summary Compensation Table

					All Other
		Annual Compensation			Compensation

Name and Principal Position	Year	Salary		Bonus

Lawrence E. Honig	2004	$450,000		$221,200	$7,677	(2)
Chairman of the Board of Directors	2003	$450,000		$154,000	$1,232,668	(2)
and Chief Executive Officer	2002	$315,000	(1)	$150,000	$52,331
Janet L. Steinmayer	2004	$431,125		$148,400	$13,691	(3)
President, General Counsel	2003	$354,192		$88,300	$416,156	(3)
and Secretary	2002	$278,654		$73,750	$890
Kenneth R. Frick	2004	$250,000		$73,700	$16,163	(4)
Executive Vice President, Chief	2003	$235,000		$58,600	$121,146	(4)
Financial Officer and Treasurer	2002	$225,000		$69,750	$10,798

(1)	Reflects portion of Mr. Honig’s salary for the period beginning with his employment April 15, 2002, through the end of fiscal 2002.

(2)	The amount for 2004 consists of term life and medical insurance premiums, while the amount for 2003 consists of a $1,000,000 change in control payment under Mr. Honig’s employment agreement, a one-time $225,000 IPO-related incentive payment and $7,668 in term life and medical insurance premiums. Mr. Honig used all of the after-tax proceeds of his change in control payment to purchase IDSs in the IPO.

(3)	The amount for 2004 consists of term life insurance premiums, while the amount for 2003 consists of a one-time $410,625 IPO-related incentive payment and $5,531 in term life insurance premiums.

(4)	The amount for 2004 consists of $13,851 of term life and medical insurance premiums and $2,312 of employer contributions to the 401(k) plan. The amount for 2003 consists of a one-time $104,625 IPO-related incentive payment, $3,000 in employer contributions to the 401(k) plan and $13,521 in term life and medical insurance premiums.
Employment Agreements
      Mr. Honig. On April 15, 2002 we entered into an employment agreement with Mr. Honig for his services as Chief Executive Officer. The original term of the agreement extended until April 14, 2004, subject to automatic one-year extensions unless earlier terminated. On July 23, 2004, the agreement was amended and restated to make certain changes in Mr. Honig’s severance arrangements. The agreement may be terminated by either party at any time for any reason, provided that Mr. Honig must give us 60 days’ advance written notice of his resignation. The agreement also may be terminated by us for cause or by Mr. Honig for good reason. Mr. Honig’s base salary under the agreement was $450,000, subject to increases at the discretion of the board. In March 2005, based upon a review performed by outside employment benefit consultants and the fact that Mr. Honig’s salary had not been adjusted since he joined the company in April 2002, the board approved an increase of Mr. Honig’s current base salary to $700,000. Mr. Honig is eligible to earn a bonus pursuant to our annual bonus plan, targeted to be at least 50 percent of his base salary. Mr. Honig is also entitled to participate in all our employee benefit plans. In the case of termination of his employment by Centerplate without cause or by Mr. Honig for good reason, including voluntary resignation upon a change in control of Centerplate, Mr. Honig will receive a severance payment equal to two times his annual base salary and continued benefits for 18 months following the date of his termination, plus any accrued but unpaid bonus amounts.

      Under the terms of the original agreement, Mr. Honig was to be granted options to purchase up to three percent of our common stock pursuant to a long-term equity incentive plan that was to be implemented within 180 days after the date of the agreement. In the event of certain corporate transactions, such as our IPO, we had guaranteed that these options would have a value at least equal to $1 million. Because we did not implement a long-term equity incentive plan and therefore did not grant Mr. Honig these options, pursuant to an amendment to his employment agreement entered into in July of 2003, we paid him upon the closing of our IPO the minimum $1 million guaranteed option value to which he was originally entitled. During and for two years after the termination of Mr. Honig’s employment, he has agreed that, without our prior written consent, he will not have any involvement or financial interest in any business which is in competition with the business of Centerplate or any of its affiliates, as defined in the employment agreement, or solicit or offer employment to any person who was one of our employees during the 12 months preceding such solicitation.
      Ms. Steinmayer. On September 29, 1998 we entered into an employment agreement with Ms. Steinmayer. This agreement provides that Ms. Steinmayer will be employed by Centerplate as Vice President, General Counsel and Secretary at an annual base salary, which is subject to annual review and approval by the Compensation Committee, plus $250 per hour for each hour that she works in excess of 24 hours per week, until the agreement is terminated by Centerplate for or without cause, or by Ms. Steinmayer with or without good reason. As of the date of this Proxy Statement, Ms. Steinmayer’s annual base salary is $260,000 and her current title is President, General Counsel and Secretary of Centerplate. Ms. Steinmayer is entitled to an annual bonus at the discretion of our Board of Directors and to participate in any executive bonus plan and all employee benefits plans maintained by us. In the case of a termination by Centerplate without cause or by Ms. Steinmayer for good reason, including voluntary resignation upon a change in control of Centerplate, Ms. Steinmayer will receive a one-time payment of an amount equal to two times her annual compensation in the one-year period prior to the date of termination, plus ancillary employee benefits. During and for two years after Ms. Steinmayer’s employment, she has agreed that, without our prior written consent, she will not have any involvement in any enterprise which provides food services, as defined in the agreement, in any of the states in the United States in which we operate or solicit any of our employees to leave their employment. It is anticipated that this employment agreement will be amended in connection with Ms. Steinmayer’s new position as President of Centerplate and that any new agreement will contain termination benefits and noncompetition provisions that are the same as or similar to Ms. Steinmayer’s current employment agreement.
      Mr. Frick. On November 17, 1995, we entered into an employment agreement with Mr. Frick. The agreement provides that Mr. Frick will be employed as the Chief Financial Officer of Volume Services until he resigns or is dismissed with or without cause. Mr. Frick’s annual base salary is subject to annual review and approval by the Compensation Committee. As of the date of this Proxy Statement, Mr. Frick’s annual base salary is $250,000 and his current title is Executive Vice President, Chief Financial Officer and Treasurer of Centerplate. Mr. Frick is also entitled to receive an annual bonus pursuant to any management incentive compensation plan established by Centerplate. In the case of termination of employment due to resignation, Mr. Frick will receive his salary up to the 30th day following his resignation and any accrued but unpaid bonus amounts. In the case of termination without cause by Centerplate, Mr. Frick will receive a one-time payment of two times his annual base salary plus any accrued but unpaid bonus amounts. During and for two years after his employment, Mr. Frick has agreed not to solicit employees of Volume Services to cease such employment without the written consent of Volume Services or have any involvement in any capacity in any contract concessions business similar to that of Volume Services in those states in the United States in which Volume Services does business and over which Mr. Frick has had supervisory responsibility.
Long-Term Performance Plan
      In connection with our IPO, our Board of Directors adopted a Long-Term Incentive Plan (the “LTIP”) under which our executive officers and other senior employees to be identified by the Compensation Committee of our Board of Directors were eligible to participate.

      The LTIP was replaced by a Long-Term Performance Plan (the “plan”), described below, that was adopted by the Compensation Committee and our Board of Directors and approved by our security holders at the special meeting of security holders held on October 13, 2004. No awards were vested, accrued or granted under the LTIP prior to its termination.
      The purpose of the plan is to further our growth and financial success by offering performance incentives to those employees whose responsibilities and decisions directly affect our long-term success.
      Officers for whom compensation is required to be reported in this Proxy Statement are eligible to participate in the plan. Awards may also be made to other key employees and members of senior management. No more than 50 employees may have outstanding awards at any time.
      Awards under the plan are based upon a participant’s attainment of certain performance goals, which are generally measured over a three-year performance period. Target awards will be paid upon a participant’s attainment of certain performance objectives with respect to the specified performance goals. Target awards are generally expressed as a percentage of the participant’s total compensation in the final year of the applicable performance period.
      Awards under the plan will be paid in cash. The maximum award to be paid to a participant in any one-year period will not exceed 200% of total compensation paid to the participant in the year the award is paid.
      The plan is administered by the Compensation Committee of our Board of Directors, which has the power to, among other things, determine (1) those individuals who will participate in the plan, (2) the performance periods for which awards will be paid, (3) the target awards to be paid upon a participant’s attainment of the applicable performance objectives and (4) the minimum and maximum parameters to be applied to target awards relative to the achievement of the applicable performance objectives. The Compensation Committee has the power to interpret, construe and administer the plan, including the power to increase a participant’s award if it deems appropriate at the conclusion of a performance period.
      We intend for the plan to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the plan to our executive officers and other members of senior management whose compensation would otherwise be subject to the limitations on deductibility under Section 162(m).
      The plan permits the Compensation Committee to designate certain participants the right to receive change in control benefits under the plan. In the event of a Change-in-Control (as defined below) during one or more performance periods, a designated participant’s performance goals and performance objectives in respect of all outstanding awards will be deemed to have been achieved and the designated participant will be entitled to receive the greater of (i) the applicable target award with respect to each outstanding award; and (ii) the initial amount of the participant’s award that would be payable at the conclusion of the applicable performance period, after applying the criteria established for the applicable class award program. Such amount will be paid in a lump sum at the earlier of the time of the termination of the designated participant’s employment with Centerplate or the time that the award would otherwise be paid where there is no termination of employment. If a designated participant’s employment is terminated within two years of a Change-in-Control (as defined below), or if a designated participant resigns for “Good Reason” (as defined below) within two years from the date of a Change-in-Control, the designated participant will receive the Change-in-Control benefits payable pursuant to the second sentence of this paragraph, to the extent not already paid, plus an additional amount equal to the Change-in-Control benefits paid. Such amount will be paid in a lump sum at the time of termination of employment.
      For purposes of the plan, a “Change-in-Control” means (i) an event by which any “person” (as such term is used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 51% or more of the combined voting power of the then outstanding securities of Centerplate; (ii) a change in the composition of a majority of the Board of Directors of Centerplate within 12 months after any person is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 25% of the combined voting power of the then outstanding securities of Centerplate; or (iii) the sale of substantially all the assets of Centerplate and/or its operating subsidiaries. A resignation for “Good Reason” means a voluntary termination by a designated participant that otherwise entitles the designated participant to severance benefits pursuant to the terms of an employment agreement between the designated participant and Centerplate.
      In November 2004, the Compensation Committee approved the form of award letter pursuant to which the 2004 and 2005 class awards will be made and pursuant to which future class awards under the plan are expected to be made. Separately, the Compensation Committee approved the form of award letter for employees other than senior executive officers. The Compensation Committee designated Mr. Honig, Ms. Steinmayer and Mr. Frick as participants in the 2004 and 2005 Class Awards program under the plan. For the 2004 and 2005 Class Awards, target awards are based on the extent to which management achieves an increase of approximately $5 million and $8 million in Adjusted EBITDA over pro forma targets for fiscal 2006 and 2007, respectively. To obtain an award, management must achieve at least 50% of these goals subject to a cap of 150% of these goals. The award is determined by multiplying the participant’s highest annual salary and highest annual bonus during the performance period by the percentage of the goal achieved. The resulting amount, if any, is then subject to adjustment by up to 10% if Centerplate’s dependence on its largest contracts is reduced. Awards are payable in cash in two equal installments 3 months and 15 months following the end of the performance period. Unless the Compensation Committee determines otherwise, the award will be paid only if the participant is employed by Centerplate on the payment date, unless the participant’s employment is terminated as a result of death, retirement or approved resignation for disability.
Long-Term Performance Plan — Awards in Last Fiscal Year

		Performance
	Number of	or Other	Estimated Future Payouts Under
	Shares, Units	Period Until	Non-Stock Price-Based Plans
	or Other	Maturation or
Name	Rights	Payment	Threshold	Target	Maximum

Lawrence E. Honig	(1)	(2)	(3)	(4)	(5)
Janet L. Steinmayer	(1)	(2)	(3)	(4)	(5)
Kenneth R. Frick	(1)	(2)	(3)	(4)	(5)

(1)	Between 50% and 150% of the participant’s highest “total compensation” (highest annual salary plus highest annual bonus) during the performance period.

(2)	October 13, 2004 through fiscal 2006 for the 2004 Class Awards; fiscal 2005 through fiscal 2007 for the 2005 Class Awards.

(3)	50% of total compensation

(4)	100% of total compensation

(5)	150% of total compensation

PERFORMANCE GRAPH
      The graph below compares the cumulative total return to shareholders (IDS price appreciation plus reinvested dividends and interest) for the Company’s IDSs with the comparable cumulative return of two indexes: Russell 2000 Index and Standard Industrial Classification Index 5812 (Eating places). The graph assumes the investment of $100 on December 5, 2003 (the day on which trading of the IDSs began on the American Stock Exchange) in the Company’s IDSs and in each of the indexes, and the reinvestment of all dividends and interest. Points on the graph represent the performance as of the last business day of each of the fiscal years and quarters indicated.
COMPARED CUMULATIVE TOTAL RETURN
AMONG CENTERPLATE, INC.,
RUSSELL 2000 INDEX AND SIC CODE INDEX
Assumes $100 Invested on December 5, 2003 — Assumes Dividends and Interest Reinvested — Fiscal Year Ended December 28, 2004

	December 5,	December 30,	March 30,	June 29,	September 28,	December 28,
	2003	2003	2004	2004	2004	2004

Centerplate Inc. IDS Units	$100	$108.52	$111.69	$90.00	$103.46	$93.83
Eating Places (SIC Index 5812)	100	98.72	109.21	99.59	103.99	118.90
Russell 2000 Index	100	101.90	108.01	108.70	105.28	119.73
Source: CoreData Group

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Holders of Common Stock and IDSs
      The following table and the accompanying notes show information as of December 31, 2004 (unless otherwise indicated), based on public filings with the SEC, regarding the beneficial ownership of shares of our common stock and IDSs, and shows the number of and percentage owned by:

•	Each person who is known by us to own beneficially more than 5% of our capital stock or IDSs;

•	Each member of our Board of Directors;

•	Each of our named executive officers; and

•	All members of our Board of Directors and our executive officers as a group.
      Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all securities attributable to such person.

	Number of Shares of	Percent of	Number of	Percent of
Name of Beneficial Owner	Common Stock	Common Stock	IDS Units	IDSs

Blackstone(1)	2,586,495	11.5%	0	0
FMR Corp.(2)	2,186,240	9.7%	2,186,240	11.8%
T. Rowe Price Associates, Inc.(3)	1,497,800	6.6%	1,497,800	8.1%
GE Capital(4)	1,474,502	6.5%	0	0
Schroder Investment Management North America, Inc.(5)	1,219,300	5.4%	1,219,300	6.6%
Lawrence E. Honig(6)	40,000	*	40,000	*
Janet L. Steinmayer	0	0	0	0
Kenneth R. Frick(7)	198,948	*	26,472	*
Felix P. Chee	0	0	0	0
Sue Ling Gin	0	0	0	0
Alfred Poe	0	0	0	0
Peter F. Wallace(8)	0	0	0	0
David M. Williams	0	0	0	0
Glenn R. Zander	0	0	0	0
All directors and executive officers as a group (9 persons)	238,948	1.1%	66,472	*

*	Less than 1%.

(1)	“Blackstone” refers collectively to Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., VSI Management I L.L.C., BCP Volume L.P., BCP Offshore Volume, L.P. and VSI Management Direct L.P. Of the 2,586,495 shares of our common stock held by Blackstone: (a) 1,916,765 shares are owned by BCP Volume L.P., for which Blackstone Capital Partners II Merchant Banking Fund L.P. is the general partner and exercises sole voting and investment power with respect to its shares; (b) 497,254 shares are owned by BCP Offshore Volume L.P., for which Blackstone Offshore Capital Partners II L.P. is the general partner and exercises sole voting and investment power with respect to its shares; and (c) 172,476 shares are owned by VSI Management Direct L.P., for which VSI Management I L.L.C. is the general partner and exercises sole voting and investment power with respect to its shares. With respect to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. is the general partner and investment general partner, respectively, and thus exercises sole voting and investment power with respect to these two entities. With respect to VSI Management I L.L.C., Blackstone Management Associates II L.L.C. is one of two managing members, along with Kenneth R. Frick, our Executive Vice President and Chief Financial Officer, and thus exercises shared voting and investment power with respect to this entity. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone Management Associates II L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares held or controlled by each of these entities. Each of these individuals and Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II, L.P. and VSI Management I L.L.C. disclaim beneficial ownership of such shares. The address of each Blackstone entity or individual is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	FMR Corp. owns 2,186,240 of our IDS units through two of its wholly-owned subsidiaries as follows: (a) 2,166,580 IDS units are owned by Fidelity Management & Research Company as a result of acting as an investment adviser to various investment companies; and (b) 19,660 IDS units are owned by Fidelity Management Trust Company as a result of it serving as investment manager of the institutional accounts. Edward C. Johnson III, as Chairman of FMR Corp., may be deemed to beneficially own the units controlled by FMR Corp. Mr. Johnson and FMR Corp. each have sole investment power over the 2,166,580 IDS units owned by Fidelity Management & Research Company and Fidelity Management Trust Company and sole voting power over the 19,660 IDS units owned by Fidelity Management Trust Company. Voting power over the 1,033,875 IDS units attributable to Fidelity Capital & Income Fund rests with the Funds’ Boards of Trustees. This information is as of December 31, 2004, as set forth in a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2005. The address of FMR Corp. and each Fidelity entity is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	T. Rowe Price Associates, Inc. (“Price Associates”) owns 1,497,800 of our IDS units as follows: (a) 246,100 IDS units are owned by Price Associates directly; 1,250,000 IDS units are owned by T. Rowe Price Small Cap Value Fund, Inc., one of the registered investment companies sponsored by Price Associates, to which it also serves as investment adviser. This information is as of December 31, 2004, as set forth in a Schedule 13G filed by Price Associates with the Securities and Exchange Commission on February 8, 2005. The address of Price Associates and T. Rowe Price Small Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	These shares of common stock are owned by Recreational Services L.L.C., which is a limited liability company, the managing member of which is General Electric Capital Corporation (“GE Capital”). GE Capital exercises sole voting and investment power with respect to these shares. The address of GE Capital is 401 Main Avenue, Norwalk, Connecticut 06851.

(5)	This information is as of December 31, 2004, as set forth in a Schedule 13G filed by Schroder Investment Management North America, Inc. with the Securities and Exchange Commission on February 14, 2005. The address of Schroder Investment Management North America, Inc. is 875 Third Avenue, 22nd Floor, New York, New York 10022.

(6)	Of the 40,000 IDS units owned by Mr. Honig, 38,000 units were purchased in connection with our IPO, and 2,000 units were purchased in the open market on March 10, 2004.

(7)	The 26,472 IDS units listed in the table for Mr. Frick were acquired in connection with our IPO. Of the 198,948 shares of our common stock listed in the table for Mr. Frick, 26,472 shares are attributable to the IDS units owned by Mr. Frick and the remaining 172,476 shares are owned by VSI Management Direct L.P. Mr. Frick is one of two managing members of VSI Management I L.L.C., which is the sole general partner of VSI Management Direct L.P. Therefore, Mr. Frick may be deemed to beneficially own the 172,476 shares of our common stock directly owned by VSI Management Direct L.P.

(8)	Mr. Wallace is an employee of Blackstone, but does not have voting or investment power over the shares of common stock beneficially owned by Blackstone.

      Unless otherwise indicated, the address for the individuals listed above is c/o Centerplate, Inc., 201 East Broad Street, P.O. Box 10099, Spartanburg, South Carolina 29306.
Section 16(a) Beneficial Ownership Reporting Compliance
      The federal securities laws require Centerplate’s directors and executive officers, and persons who own more than 10 percent of the outstanding shares of common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of Centerplate on Forms 3, 4, and 5. To our knowledge, based on review of copies of such reports furnished to Centerplate and representations by these individuals that no other reports were required, all required reports have been filed on a timely basis on behalf of all persons subject to these requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Blackstone
      Observer Rights. In connection with our IPO, we and Blackstone entered into an agreement pursuant to which, to the extent not prohibited by law, rule or regulation (including rules of any applicable securities exchange) if we do not have any director affiliated with those investors who held stock prior to the IPO (the “Initial Equity Investors”), then an individual selected by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will have the right to attend as a non-voting observer all meetings of our Board of Directors, receive all information provided to our directors and participate in all deliberations of our Board of Directors, so long as that individual is acceptable to our Board of Directors, acting reasonably, and so long as Blackstone and that individual have executed standard non-disclosure and market stand-off agreements. This agreement will terminate following the sale of all of Blackstone’s interest in our securities.
      Participation in Credit Facility with GE Capital. An affiliate of Blackstone holds $8 million in principal amount of our new term loan. For a description of the loan, see “— GE Capital — Credit Facility with GE Capital” below.
GE Capital
      Credit Facility with GE Capital. On April 1, 2005, we entered into a credit agreement pursuant to which GE Capital agreed to provide up to $215 million of senior secured financing to us. The financing is comprised of a $107.5 million term loan and a $107.5 million revolving credit facility. Both facilities bear interest at a floating rate equal to a margin over a defined prime rate of 1.25% for the term loan and 1.5% for the revolving credit facility or a percentage over the London Interbank Borrowing Rate (“LIBOR”) of 3.25% for the term loan and 3.5% for the revolving credit facility. The applicable margins for the revolving credit facility are subject to adjustment (from 1.0% to 1.75% for loans based on a defined prime rate and from 3.0% to 3.75% for LIBOR loans based on our total leverage ratio). The proceeds of the term loan were used to repay our preexisting $65 million term loan, outstanding revolving loans of $23.25 million, as well as interest, related fees and expenses, including a prepayment premium of approximately $4.6 million on the term loan facility. The revolving portion of the new credit facility replaces our preexisting $50 million revolving credit facility and has a $35 million letter of credit sub-limit and a $10 million swing loan sub-limit.
      The loan agreement contains various financial covenants and other requirements affecting the payment of interest on our subordinated notes and dividends on common stock, which are expected to be no more restrictive than those under our prior loan agreement. The term loan facility matures sixty-six months from the date of closing, subject to quarterly amortization payments beginning on July 1, 2005. The availability of funding under the revolving credit facility also depends on the satisfaction of various financial and other conditions, including restrictions in the indenture governing our subordinated notes. The revolving credit facility will mature sixty months from the date of closing, and is subject to an annual thirty-day pay down requirement, exclusive of letters of credit and certain specified levels of permitted acquisition and service contract related revolving credit advances. Like our prior term loan and credit facility, the new term loan and the revolving credit facility are secured by substantially all of our assets and rank senior to our subordinated notes. The credit agreement contains customary events of default.
      Under the terms of the financing, we have agreed to pay to GE Capital usual and customary closing, syndication and administrative fees and to pay all reasonable and documented out-of-pocket expenses incurred by GE Capital and its affiliates in connection with the commitment letter and related documentation and GE Capital’s due diligence. These fees and expenses amount to approximately $4.7 million for the current year. In addition, we agreed to indemnify GE Capital and its affiliates against certain liabilities and expenses incurred by them in connection with the loan agreement and certain related matters.

Registration Rights Agreement
      In connection with our IPO, we entered into a registration rights agreement with the Initial Equity Investors and Messrs. Honig and Frick pursuant to which:

•	the Initial Equity Investors collectively have three demand registration rights relating to the shares of our common stock or IDSs held by the Initial Equity Investors, subject to the requirement that the securities, including any piggyback securities, covered by each demand registration have an aggregate public offering price of at least $10 million; and

•	the Initial Equity Investors and Messrs. Honig and Frick have an unlimited number of piggyback registration rights relating to the shares of our common stock or IDSs held by each of them.
      Exercise of Demand Registration Rights. In June 2004, the Initial Equity Investors notified us that they wished to exercise their demand registration rights, which, pursuant to the terms of the registration rights agreement, requires us to file a registration statement or prospectus and undertake a public offering of our common stock and IDSs in the United States and Canada (the “offering”), as requested by the Initial Equity Investors.
      Currently, Blackstone and GE Capital beneficially own 2,586,495 shares and 1,474,502 shares, respectively, of our common stock, representing approximately 11.5% and 6.5%, respectively, of our outstanding common stock. In the proposed offering described above, the Initial Equity Investors intend to sell all of their shares of common stock to underwriters, and, pursuant to the terms of our amended and restated stockholders agreement (described above), we anticipate that the underwriters will exchange 1,543,180 shares of our common stock with us for $14.4 million aggregate principal amount of subordinated notes. We anticipate that the underwriters will then make 2,517,817 IDS units available for sale to the public, consisting of 2,517,817 shares of common stock purchased from the Initial Equity Investors and an aggregate of $14.4 million principal amount of subordinated notes issued by us in the exchange pursuant to the terms of our amended and restated stockholders agreement.
      Janet L. Steinmayer and Kenneth R. Frick hold direct and indirect ownership interests in the Initial Equity Investors through their limited partnership interests in VSI Management Direct L.P. and VSI Management II L.P. VSI Management Direct owns 172,476 shares of our common stock, and VSI Management II’s limited partnership interests represents a right to receive 15% of distributions from each of BCP Volume L.P. and BCP Offshore Volume L.P. Ms. Steinmayer owns a 3.5% limited partnership interest in VSI Management Direct and a 3.8% limited partnership interest in VSI Management II. Mr. Frick owns a 6.3% limited partnership interest in VSI Management Direct, a 9.2% limited partnership interest in VSI Management II and a 98% limited liability company interest in VSI Management I L.P., which owns a 1% general partnership interest in each of VSI Management Direct and VSI Management II.
      As a result of these direct and indirect interests in the Initial Equity Investors, Ms. Steinmayer and Mr. Frick will receive a portion of the proceeds of our offering of the common stock by the Initial Equity Investors.
      Under the Registration Rights Agreement, we have agreed to pay all costs and expenses in connection with any such registration, except underwriting discounts and commissions applicable to the securities sold. We have also agreed to indemnify the Initial Equity Investors and Messrs. Honig and Frick against certain liabilities, including liabilities under the Securities Act of 1933 and any Canadian securities laws.
Amended and Restated Stockholders Agreement
      In connection with the IPO, we and the Initial Equity Investors entered into an amendment and restatement of our stockholders agreement which provides that upon any post-offering sale of common stock by the Initial Equity Investors, at the option of the Initial Equity Investors, we will exchange a portion of the common stock with the purchasers for subordinated notes at an exchange rate of $9.30 principal amount of subordinated notes for each share of common stock (so that, after such purchase and exchange, the purchasers will have shares of common stock and subordinated notes in the appropriate proportions to represent integral numbers of IDSs).
      As a condition to any sale of common stock involving an election to require us to issue subordinated notes in exchange for common stock:

•	The sale and exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

•	The sale and exchange must occur pursuant to an effective registration statement in the United States and a receipted prospectus for all the provinces of Canada;

•	The sale and exchange will not conflict with or cause a default under any material financing agreement;

•	The sale and exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date;

•	The Initial Equity Investors will have given us at least 30 but not more than 60 days advance notice of the transaction; and

•	The Initial Equity Investors have agreed that in connection with the sale and exchange, while our credit facility is outstanding, the Initial Equity Investors will pay to us from the proceeds of the sale an amount equal to five months’ interest on the aggregate principal amount of the subordinated notes that we have issued in the exchange (unless the amounts have been otherwise paid by or on behalf of the Initial Equity Investors), and we will deposit the amount in the cash collateral account maintained under our credit facility.
      In addition, we are not required to effect more than two transactions on behalf of the parties to the amended and restated stockholders agreement in any 12-month period involving an issuance of subordinated notes in which certain book-entry settlement and clearance procedures will occur (other than any transactions related to piggyback registration rights described under “— Registration Rights Agreement” above).
      All shares of common stock held by parties to the amended and restated stockholders agreement are required to contain appropriate legends indicating that the shares are subject to the transfer restrictions described above. This agreement will terminate upon the sale of the shares in a registered offering as described above.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for fiscal year 2005 ending January 3, 2006. Representatives of Deloitte & Touche LLP will attend the 2005 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from security holders. Information concerning Deloitte & Touche LLP is set forth in the Report of the Audit Committee beginning on page 10.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Janet L. Steinmayer
Janet L. Steinmayer
Secretary
Dated: April 18, 2005

Centerplate, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2005 ANNUAL MEETING OF SECURITY HOLDERS–MAY 18, 2005

     The undersigned hereby appoints Lawrence E. Honig and Janet L. Steinmayer and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, of Centerplate, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Security Holders of the Company, to be held at the Jacob K. Javits Convention Center, 655 W. 34th Street at 11th Avenue, New York, NY 10001 at 9:00 a.m. EDT on Wednesday, May 18, 2005 and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated April 18, 2005, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

     This proxy is being solicited by the Board of Directors of Centerplate, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND, WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CENTERPLATE, INC.
P.O. BOX 11256
NEW YORK, N.Y. 10203-0256

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

ò DETACH PROXY CARD HERE ò

Please sign, date and return this proxy card in the enclosed postage prepaid envelope.

☒

Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS OF CENTERPLATE, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

1.	Election of Directors

FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed whose names are crossed out below	☐

(To withhold authority with respect to any nominee, please cross out that nominee’s name)

NOMINEES:	Felix P. Chee, Sue Ling Gin, Lawrence E. Honig, Alfred Poe, Peter F. Wallace, David M. Williams, Glenn R. Zander

		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal year 2005 ending January 3, 2006.	☐	☐	☐

I/WE PLAN TO ATTEND THE MEETING	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

SCAN LINE

NOTE: Please date and sign this proxy card exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy card is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Date Share Owner sign here	Co-Owner sign here